EXHIBIT 99.1

 News from Carrington Laboratories

 FOR IMMEDIATE RELEASE                       For Information Contact
                                             Carlton Turner, CEO
                                             (972) 518-1300 or (800) 527-5216


             CARRINGTON REPORTS RECORD SECOND QUARTER REVENUE,
                    PROFIT FOR QUARTER AND YEAR TO DATE

  * Thirteenth Consecutive Quarter of Revenue Growth Over Same Quarter Previous Year

  * DelSite Subsidiary Reported Successful Phase I Clinical Trial of Its GelVac[TM] Delivery System


 IRVING, TX - AUGUST 11, 2005 - Carrington Laboratories, Inc., (Nasdaq: CARN) reported record revenue of $8.3 million for the quarter ended June 30, 2005, with net income of $87,000, or $0.01 per basic and diluted share. This marks the thirteenth consecutive quarter in which revenue increased over the same quarter the previous year.

 Excluding net expenses of $919,000 for DelSite Biotechnologies, Inc., the company's research and development subsidiary, the quarter's pro forma profit was $1.0 million. In the year-ago second quarter, the company reported revenue of $8.0 million and a net loss of ($36,000), or ($0.00) per basic and diluted share. Pro forma profit was $808,000 before net DelSite funding of $844,000.

 For the first six months of 2005, Carrington's revenue totaled $16.5 million compared to $15.3 million in the year-ago period, an increase of 7.8 percent. Net income for the six months was $7,000, or $0.00 per basic and diluted share. Pro forma profits for the six months just ended were $1.9 million before net DelSite funding of $1.9 million. For the comparable six months in 2004, the net loss was ($281,000), or ($0.03) per basic and diluted share, after net DelSite funding of $1.6 million. Pro forma profit was $1.3 million before net DelSite funding.

 Revenues of the company's Medical Services division were $2.7 million in the second quarter 2005 compared to $2.5 million in the year-earlier period, an increase of 6.5%. For the six months ended June 30, Medical Services revenues were $5.3 million in 2005 compared to $5.4 million in 2004. The Consumer Services division revenues for the second quarter of 2005 totaled $5.2 million versus $5.3 million in 2004. For the first six months, Consumer Services posted total sales of $10.4 million in 2005, up 6.4% from $9.7 million the year earlier. Raw materials sales for first half of 2005 were up 0.6% over the first half of 2004, but second quarter 2005 sales were down 18.9% from the first quarter of 2005 due to a reduction in orders from one customer.

 Carlton E. Turner, president and CEO, stated, "Even with the reduction in raw materials sales to one customer and continued funding of DelSite, we had record revenues and showed a profit for the second quarter. Additionally, actions have been taken to find new outlets for existing raw materials and new raw materials are being developed to take advantage of patents that run through 2017."

 Dr. Turner added, "DelSite continues to move forward in developing proprietary drug and vaccine delivery technologies. In May DelSite announced completion of a Phase I human safety trial for its GelVac[TM] powder nasal delivery system. Results showed the GelVac[TM] powder to be well tolerated with no significant adverse events reported. A Master Drug File is expected to be filed in September 2005."

 Kenneth (Bill) Yates, DVM, DelSite president, commented, "We have already received two grants to assist us in funding DelSite and we continue to explore other sources. With increased concern over the dangers of avian flu spreading, there is now greater emphasis on finding improved ways to manufacture vaccines as well as to deliver them. Based on our progress to date, we believe our GelVac[TM] product offers us an excellent opportunity in the drug and vaccine delivery areas."


 Conference Call Today

 Investors are invited to listen to today's conference call at 3:30PM Central, 4:30PM Eastern by dialing 800-561-2718 and 617-614-3525 international, passcode 93464395. The call is also being webcast by CCBN and can be accessed at Carrington's website at www.carringtonlabs.com.

 A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 and 617-801-6888 international. The passcode for the replay is 37771443.

 The webcast will be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors are invited to listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.


 About DelSite

 DelSite Biotechnologies, Inc., a wholly-owned subsidiary of Carrington Laboratories, was established to commercialize its novel polymer drug delivery technology. Currently, DelSite is focused on developing delivery systems for vaccines and therapeutic proteins and peptides that could benefit from improved intranasal, topical and injectable routes of administration. For more information please visit www.delsite.com.


 About Carrington

 Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.


 Non-GAAP Financial Information

 This press release contains the non-generally accepted accounting principle financial measure of Pro Forma Profit. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro Forma Profit is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net loss is included in the following tables.


    Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q filed May 13, 2005.

    Carrington, Manapol, AloeCeuticals, Hydrapol, GelSite, GelVac and Acemannan Hydrogel are trademarks, registered trademarks or service marks of Carrington Laboratories, Inc., in the United States and other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

                         CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Statements of Operations
                                 (unaudited)
                   (in thousands, except per share amounts)


                                       Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                         2005      2004       2005      2004
                                        ------    ------     ------    ------
 Revenue:
 Medical services                      $ 2,058   $ 1,895    $ 4,112   $ 4,165
 Royalty income                            617       617      1,235     1,235
                                        ------    ------     ------    ------
 Medical services, total                 2,675     2,512      5,347     5,400
 Consumer services                       5,166     5,321     10,367     9,742
 Grant income, DelSite                     496       158        806       189
                                        ------    ------     ------    ------
                                         8,337     7,991     16,520    15,331
 Costs and expenses:
 Cost of product sales                   4,718     4,813      9,590     9,387
 Selling, general and administrative     1,915     1,954      3,757     3,938
 Research and development                  188       213        453       453
 Research and development-DelSite        1,415     1,002      2,734     1,766
 Other (income) expense                    (53)       (9)      (133)      (37)
 Interest expense, net                      38        54         82       105
                                        ------    ------     ------    ------
 Net income (loss) before income taxes     116       (36)        37      (281)
 Provision for income taxes                 29         -         30         -
                                        ------    ------     ------    ------
 Net income (loss)                     $    87   $   (36)   $     7   $  (281)
                                        ======    ======     ======    ======

 Net income (loss) per common share    $  0.01   $ (0.00)   $  0.00   $ (0.03)
    basic and diluted
 Weighted average shares outstanding    10,751    10,577     10,741    10,509
    basic
 Weighted average shares outstanding    11,242    10,577     11,361    10,509
    diluted

 Reconciliation of Non-GAAP financial
    measures:

 Net income (loss)                     $    87   $   (36)   $     7   $  (281)
 Less: DelSite grant income                496       158        806       189
 Plus: DelSite expenses                  1,415     1,002      2,734     1,766
                                        ------    ------     ------    ------
 Pro forma profit before DelSite       $ 1,006   $   808    $ 1,935   $ 1,296
                                        ======    ======     ======    ======

                        CARRINGTON LABORATORIES, INC
                   Condensed Consolidated Balance Sheets


                                                    June 30,   December 31,
                                                      2005         2004
                                                     ------       ------
                                                  (unaudited)   (audited)

 ASSETS:
 Current Assets:
 Cash and cash equivalents                          $ 1,051      $ 2,430
 Accounts receivable, net                             3,216        3,325
 Inventories, net                                     5,593        4,614
 Prepaid expenses                                       558          197
                                                     ------       ------
 Total current assets                               $10,418      $10,566
 Property, plant and equipment, net                  11,726       11,674
 Customer relationships, net                            488          585
 Other assets, net                                      180          192
                                                     ------       ------
 Total assets                                       $22,812      $23,017
                                                     ======       ======

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                     $ 1,587      $ 1,887
 Accounts payable                                     2,652        1,674
 Accrued liabilities                                  1,286        1,328
 Current portion of long-term debt
   and capital lease obligations                        614        1,000
 Deferred revenue                                     1,960        2,433
                                                     ------       ------
 Total current liabilities                          $ 8,099      $ 8,322
 Long-term debt and capital lease obligations         1,213        1,324
 Commitments and contingencies                            -            -

 Shareholders' Equity:
 Common stock                                           108          107
 Capital in excess of par value                      53,833       53,713
 Accumulated deficit                                (40,438)     (40,446)
 Treasury stock at cost                                  (3)          (3)
                                                     ------       ------
 Total shareholders' equity                          13,500       13,371
                                                     ------       ------
 Total liabilities and shareholders' equity         $22,812      $23,017
                                                     ======       ======

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